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                                                                    EXHIBIT 99.1


                               ARIS CORPORATION

FINANCIAL STATEMENT SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS AND RESERVES

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
                                              BALANCE AT   CHARGE TO                 BALANCE AT
                                              BEGINNING    COSTS AND                   END OF
                                              OF PERIOD     EXPENSES   DEDUCTIONS      PERIOD
                                              ---------    ---------   ----------    ----------
YEAR ENDED DECEMBER 31, 1994
Allowance for doubtful accounts.............  $ 53,050     $ 68,200     $(15,050)     $106,200

YEAR ENDED DECEMBER 31, 1995
Allowance for doubtful accounts.............  $106,200     $233,423     $(60,623)     $279,000

YEAR ENDED DECEMBER 31, 1996
Allowance for doubtful accounts.............  $279,000     $ 50,553     $(29,553)     $300,000
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